Exhibit 10.3

AMENDED AND RESTATED HOSTING SERVICES AGREEMENT

This Amended and Restated Hosting Services Agreement (the “Agreement”) among Prosper Marketplace, Inc., a Delaware corporation (“PMI”), Prosper Funding LLC, a Delaware limited liability company and wholly-owned subsidiary of PMI (“PFL”), and FOLIOfn Investments, Inc. (“Customer”) is dated January 24, 2013 (the “Effective Date”).  As used in this Agreement, “Party” means PMI, PFL or Customer; “Parties” means PMI, PFL, and Customer; “Prosper Party” means PMI or PFL; and “Prosper Parties” means PMI and PFL.

1.     Overview.

1.1.          General.  This agreement states the terms and conditions by which PMI will deliver and Customer will receive the Service provided by PMI, including facilities, bandwidth and managed services.  The specific service to be provided hereunder (the “Service”) is identified in Schedule A, hereby incorporated by reference into this Agreement.

1.2           Public Offering.  PMI has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) and has filed similar registration statements at the state level, pursuant to which PMI issues and sells notes, the payments of which are tied to the payments made by borrowers on loans owned by PMI.  PMI wishes to provide its note purchasers with greater protection against the possibility of PMI becoming insolvent by having PFL, rather than PMI, sell notes tied to payments made by borrowers on loans owned by PFL.  PFL has therefore filed a Registration Statement on Form S-1 with the SEC and has filed similar registration statements at the state level, pursuant to which PFL will offer and sell notes, the payments of which will be tied to the payments made by borrowers on loans owned by PFL (the “New Public Offering”).  In connection with the commencement of the New Public Offering, PMI and PFL will enter into an agreement pursuant to which PMI will contribute to PFL all of the borrower loans owned by PMI, all of the borrower payment dependent notes issued by PMI, and the on-line peer-to-peer lending platform used to originate borrower loans and issue borrower payment dependent notes (the “P2P Platform”).

1.3.          Definitions.

(a)       “Customer Technology” means Customer’s proprietary technology, including Customer’s internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by Customer.

(b)       “Internet Data Center(s)” means any of the facilities used by either Prosper Party to provide the Service.

(c)       “PMI Technology” means PMI’s proprietary technology, including PMI services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by PMI or licensed to PMI from a third party) and also including any derivatives, improvements, enhancements or extensions of PMI Technology conceived, reduced to practice, or developed during the term of this Agreement by a Party.

(d)       “PFL Technology” means PFL’s proprietary technology, including PFL services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by PFL or licensed to PFL from a third party) and also including any derivatives, improvements, enhancements or extensions of PFL Technology conceived, reduced to practice, or developed during the term of this Agreement by a Party.

(e)         “Rules And Regulations” means the PMI general rules and regulations governing Customer’s use of the Service, including, but not limited to, on line conduct.

Exhibit 10.3

2.     Delivery of Services; Term; Exclusivity and Notice.

2.1.         Delivery of Services.  Customer agrees to take, and PMI agrees to provide, the Service during the Initial Term and for any period thereafter, as specified in paragraph 2.2 below.

2.2.         Condition to Agreement and Term.

(a)       State Registration. The Parties understand and agree that bids from PMI P2P Platform members authorized by Customer to access the marketplace for the secondary trading of notes may only be made by residents of a state that either has declared PMI’s registration statement effective or has an exemption from registration that is applicable to such activity; provided, however, that before Customer will allow bids from PMI P2P Platform members in the marketplace for the secondary trading of notes  by residents of a state that has an exemption from registration that is applicable to such activity, PMI must provide Customer a certification by its General Counsel or Secretary attesting to the availability of the exemption.

(b)       Term.  Unless earlier terminated in accordance with Section 10, the initial term of this Agreement shall begin on the Effective Date and shall continue for a period of one year (“Initial Term”).

(c)       Renewal Term.  On the first anniversary of the Effective Date and each anniversary date thereafter, this Agreement shall automatically successively renew for a period of one (1) year each (each a “Renewal Term”) unless prior to expiration of the Initial Term or a Renewal Term PMI or Customer provides thirty (30) days’ written notice to the other Parties of its intent not to renew, or unless earlier terminated in accordance with Section 10.  The Initial Term and any Renewal Term shall be collectively referred to herein as the “Term”.

2.3.                           Exclusivity.  The Parties acknowledge that Customer has developed an alternative trading system for notes or securities and that it is constantly modifying that system. The Parties agree that Customer (or any affiliate of Customer) may, in its sole discretion, operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based peer-to-peer lending platform (howsoever described) that directly or indirectly competes with either or both of the Prosper Parties.

3.     Fees.  PMI shall provide the Service to Customer during the Term of this Agreement for no charge.

4.     Confidential Information; Intellectual Property Ownership.

4.1.         Confidential Information.

(a)                     Customer’s Confidentiality Obligation.  For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Customer agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or their respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information  received from or on behalf of either or both of the Prosper Parties or about either or both of the Prosper Parties (“Confidential Information”).  Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential.  Confidential Information also will include, but not be limited to, PMI Technology, PFL Technology, Customer Technology, and the terms and conditions of this Agreement.  Further, for the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any P2P Platform member, excluding personally identifiable information received by Customer in the course of establishing or maintaining access to the Trading Platform or a brokerage account for any such person or relating to executing a transaction for any such person.  Customer agrees not to use such Confidential Information for any purpose other than for the purposes contemplated under this Agreement, without obtaining the prior written consent of the disclosing Prosper Party, except (i) portions of such information that are or become generally available to the public other than as a result of disclosure by Customer in violation of this Agreement, (ii) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, the disclosing Prosper Party, and (iii) for the purpose of making any disclosures required by applicable law.  In the event that such Confidential Information is disclosed in accordance with this paragraph, Customer agrees to contractually require each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of the disclosing Prosper Party to keep such information confidential and to use and disclose it only in connection with its performance under this Agreement.

Exhibit 10.3

(b)                    Prosper Parties’ Confidentiality Obligation.  For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, each Prosper Party agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of Customer or any of its affiliates, or use such Confidential Information for any purpose other than providing the Service or for the fulfillment of such Prosper Party’s obligations under this Agreement without obtaining the prior written consent of Customer, except (i) portions of such information that are or become generally available to the public other than as a result of disclosure by a Prosper Party in violation of this Agreement, (ii) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Customer, and (iii) for the purpose of making any disclosures required by applicable law. For the avoidance of doubt, Customer’s Confidential Information shall include any personally identifiable information provided by an individual or entity to Customer or either Prosper Party solely for the purpose of accessing the ATS or opening a brokerage account through Customer.

(c)                     Permitted Disclosure.  Notwithstanding paragraphs (a) and (b) above, a Party may disclose Confidential Information received from another Party if:

(i)        such information is disclosed, in compliance with applicable law, by the receiving Party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this Section 4.1 and the receiving Party shall be liable to the disclosing Party for any breach of these requirements by its advisors, employees, agents and representatives; or

(ii)       a Party determines that it is required by applicable law to disclose information not otherwise permitted to be disclosed pursuant hereto.  In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving Party shall consult with the disclosing Party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the disclosing Party.  Such receiving Party shall have no liability hereunder if, prior to the required disclosure, the receiving Party receives a written opinion from its counsel opining that such disclosure is required by law or regulation.  In addition, notwithstanding any other provision of this Agreement, any Party shall be permitted to file a copy of this Agreement with any governmental authority or securities regulatory body, as necessary.

(iii)      Notwithstanding any provisions of this Agreement to the contrary, PFL agrees that PMI may use, retain and disclose all Confidential Information of PFL obtained by PMI without regard to the provisions of this Section 4.1.

(d)                    Damages Not an Adequate Remedy.  Without prejudice to any other rights or remedies of a Party, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Section 4.1 and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any provision of this Section 4.1.  No proof of special damages shall be necessary for the enforcement of any Party’s rights under this Section 4.1.

4.2.         Intellectual Property.

(a)       Ownership.  Except for the rights expressly granted herein, this Agreement does not transfer from PMI or PFL to Customer any PMI Technology or PFL Technology, and all right, title and interest in and to PMI Technology and PFL Technology will remain solely with PMI and PFL, respectively.  Except for the rights expressly granted herein, this Agreement does not transfer from Customer to either Prosper Party any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with Customer.  Each Prosper Party agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from Customer.  Customer agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from either Prosper Party.

Exhibit 10.3

(b)       General Skills and Knowledge.  Notwithstanding anything to the contrary in this Agreement, no Party will be prohibited or enjoined at any time from utilizing any skills or knowledge of a general nature acquired during the course of providing or receiving the Service, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another.

5.     Prosper Party Representations and Warranties.

5.1.         General.  Each Prosper Party represents and warrants that (a) it has the legal right to enter into this Agreement and perform its obligations hereunder, and (b) the performance of its obligations and delivery of the Service to Customer will not violate any applicable U.S. laws or regulations or cause a breach of any agreements with any third parties.

5.2.         Service Performance Warranty.  PMI warrants that it will perform the Service in a manner consistent with industry standards reasonably applicable to the performance thereof.

5.3.         No Other Warranty.  Except for the express warranties set forth in this Section 5, the Service is provided on an “as is” basis, and Customer’s use of the Service is at its own risk.  PMI does not make, and hereby disclaims, any and all other express and/or implied warranties, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement and title, and any warranties arising from a course of dealing, usage, or trade practice.  PMI does not warrant that the Service will be uninterrupted, error-free, or completely secure.

5.4.         Disclaimer of Actions Caused by and/or Under the Control of Third Parties.  PMI does not and cannot control the flow of data to or from PMI’s network and other portions of the internet.  Such flow depends in large part on the performance of internet services provided or controlled by third parties.  At times, actions or inactions of such third parties can impair or disrupt Customer’s connections to the internet (or portions thereof).  Although PMI will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, PMI cannot guarantee that such events will not occur.  Accordingly, PMI disclaims any and all liability resulting from or related to such events.

6.     Customer Obligations.

6.1.         Warranties of Customer.

(a)        General.  Customer represents and warrants that the performance of its obligations and use of the Service (by Customer, its customers and users) will not violate any applicable laws, regulations or the Rules and Regulations or cause a breach of any agreements with any third parties.

(b)       Breach of Warranties.  In the event of any material breach of the foregoing warranty, in addition to any other remedies available at law or in equity, PMI will have the right, in its sole reasonable discretion, to suspend immediately the Service if deemed reasonably necessary by PMI to prevent any harm to PMI and its business.  PMI will provide notice and opportunity to cure if practicable depending on the nature of the breach.  Once cured, PMI will promptly restore the Service.

6.2.         Compliance With Law and Rules and Regulations.  Customer agrees that it will use the Service only for lawful purposes and in accordance with this Agreement.  Customer will comply at all times with all applicable laws and regulations and the Rules and Regulations, as updated by PMI from time to time.  The Rules and Regulations are incorporated herein and made a part hereof by this reference.  PMI may change the Rules and Regulations upon fifteen (15) days’ written notice to Customer.  Customer agrees that it has received, read and understands the current version of the Rules and Regulations.  The Rules and Regulations contain restrictions on Customer’s and Customer’s users’ online conduct (including prohibitions against unsolicited commercial email) and contain financial penalties for violations of such restrictions.  Customer agrees to comply with such restrictions and shall use commercially reasonable efforts to cause Customer’s users to comply with such restrictions.  Customer acknowledges that PMI exercises no control whatsoever over the content of the information passing through Customer’s site(s).

6.3.         Restrictions on Use of Services.  Customer shall not resell the Service to any third parties.

Exhibit 10.3

7.     Insurance.

7.1.         Prosper Minimum Levels.  PMI agrees to keep in full force and effect during the term of this Agreement:  (i) comprehensive general liability insurance in an amount standard for the industry and appropriate to cover its liabilities hereunder and (ii) workers’ compensation insurance in an amount not less than that required by applicable law.

7.2            PMI agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in PMI’s and its agents’ industries.

8.     Limitations of Liability.

8.1.         Consequential Damages Waiver.  In no event will any Party be liable or responsible to another Party for any type of incidental, punitive, indirect or consequential damages, including, but not limited to, lost revenue, lost profits, replacement goods, loss of technology, rights or services, loss of data, or interruption or loss of use of service or equipment, even if advised of the possibility of such damages, whether arising under theory of contract, tort (including negligence), strict liability or otherwise.

8.2.         Basis of the Bargain; Failure of Essential Purpose.  The Parties acknowledge that they each entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the Parties.  The Parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

9.     Indemnification.

9.1.         Customer’s Indemnification of the Prosper Parties.  Customer shall defend, indemnify and hold each of the Prosper Parties and their affiliates harmless from and against any and all claims, demands, causes of action, or suits of any nature or character based on any legal theory, including products liability, strict liability, violation of any federal, state or local law, rule or regulation, or the sole or concurrent negligence of any person (“Claims”) to which either or both of the Prosper Parties may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Customer shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from (i) any third party Claim resulting from any breach by Customer (or its affiliates) of this Agreement or the failure to perform any activities necessary under this Agreement by any employee of Customer, (ii) any grossly negligent act or omission to act by any employee of Customer relating to any activities, if any, performed under this Agreement, or (iii) Customer’s (or its affiliates’) willful misconduct or fraud.

9.2.         PMI’s Indemnification.  PMI shall defend, indemnify and hold the other Parties to this Agreement and their respective affiliates harmless from and against any and all Claims to which such Party and its affiliates may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided PMI shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from any activities by such Party, such Party’s affiliates or such Party’s employees or agents relating to this Agreement (including, for the avoidance of doubt, any action or claim brought by a regulator or self-regulatory organization under federal or state securities laws, rules or regulations), except to the extent such Claim is a result of such Party’s gross negligence, willful misconduct or fraud (or the gross negligence, willful misconduct or fraud of any such Party employee) with respect to this Agreement.

9.3.         PMI’s Limited Indemnification.  PMI shall defend, indemnify and hold the other Parties to this Agreement harmless from and against any and all Claims to which such Party may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided PMI shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from any acts or omissions of PMI, solely in its various capacities as corporate administrator, loan servicer or platform administrator on behalf of PFL, occurring after the Changeover Date (as defined below).

Exhibit 10.3

9.4.         Exclusivity of Remedies.  Subject to Sections 4.1(d) and 8, absent actual fraud or willful misconduct by any of the Parties to this Agreement, and except for matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the indemnification rights provided above shall be the sole and exclusive remedy of the Parties under this Agreement.

10.   Termination.

10.1.       Termination with Notice.  The following Parties may terminate this Agreement:

(a)       PMI in writing, without cause, effective nine (9) months after notice is sent to Customer;

(b)       Customer in writing, without cause, effective nine (9) months after such notice is sent to the Prosper Parties;

(c)       PMI or Customer, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by another Party which remains uncured thirty (30) days after written notice of such breach to such other Party; or

(d)      PMI or Customer, upon mutual agreement of the Parties.

10.2.       Cross-termination.  Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the Amended and Restated License Agreement between the Parties, dated January 24, 2013 (“License Agreement”) or the Amended and Restated Services Agreement between the Parties, dated January 24, 2013 (the “Services Agreement”).

10.3.       Effect of Termination.  Upon the effective date of termination of this Agreement:

(a)       PMI will immediately cease providing the Service; and

(b)       Within thirty (30) days of such termination, the Parties will return all Confidential Information of the other Parties in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.  Notwithstanding the foregoing, PFL agrees that PMI may use, retain and disclose without regard to this Section 10.3(b) (but subject to all applicable laws and any other agreements between them) any Confidential Information of PFL provided by PFL to PMI.

10.4.       Survival.  The following provisions will survive any expiration or termination of the Agreement:  Sections 4.1, 4.2, 5.3, 8, 9, 10.3, 11, 13, 14 and 15.

11.   Miscellaneous Provisions.

11.1.       Force Majeure.  No Party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of god, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the internet (not resulting from the actions or inactions of PMI), provided that the delayed Party:  (a) gives the other Parties prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance.  If PMI is unable to provide Service for a period of sixty (60) consecutive days as a result of a continuing force majeure event, Customer may cancel the Service.

11.2.       No Lease; Agreement Subordinate to Master Lease.  This Agreement is a services agreement and is not intended to and will not constitute a lease of any real property.  Customer acknowledges and agrees that (i) it has been granted only a license to use the Internet Data Centers in accordance with this Agreement; (ii) Customer has not been granted any real property interest in the Internet Data Centers; (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances; and (iv) this Agreement, to the extent it involves the use of space leased by either or both of the Prosper Parties, shall be subordinate to any lease(s) between either or both of the Prosper Parties and their landlord(s).

11.3.       Non-Solicitation.  During the term of this Agreement and continuing through the first anniversary of the termination of this Agreement, Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by either or both of the Prosper Parties or contracted by either or both of the Prosper Parties to provide Service to Customer.

Exhibit 10.3

11.4.       Third Party Beneficiaries.  The Parties agree that, except as otherwise expressly provided in this Agreement, there shall be no third party beneficiaries to this Agreement, including but not limited to the insurance providers for any Party or the customers of Customer.

11.5.       Governing Law.  This Agreement is made under and will be governed by and construed in accordance with the laws of the Commonwealth of Virginia (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods.

11.6.       Severability; Waiver.  In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect.  The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving Party.

11.7.       Assignment.  Customer may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the Prosper Parties, which consent shall not be unreasonably withheld, and any attempted assignment or delegation without such consent will be void.  Each Prosper Party may assign this Agreement in whole or in part.  PMI may delegate the performance of certain Services to third parties, including PMI’s Affiliates and wholly owned subsidiaries, provided PMI controls the delivery of such Services to Customer and remains responsible to Customer for the delivery of such Services.  This Agreement will bind and inure to the benefit of the Parties’ respective successors and permitted assigns.

11.8.       Notice.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:

Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn:  General Counsel
compliance@prosper.com
Facsimile: 415-840-0086

Prosper Funding LLC
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn:  Secretary
compliance@prosper.com
Facsimile: 415-840-0086

FOLIOfn Investments, Inc.
8180 Greensboro Drive
8th Floor
McLean, VA 22102
Attn:  Michael Hogan
hoganm@folioinvesting.com

11.9.       Relationship of Parties.  The Parties agree that in performing their respective responsibilities pursuant to this Agreement, they are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Customer and either or both of the Prosper Parties.  The Prosper Parties will not have the power to bind Customer and Customer will not have the power to bind either or both of the Prosper Parties without the relevant Party’s prior written consent, except as otherwise expressly provided herein.

11.10.     Entire Agreement; Counterparts; Originals.  This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter (other than any servicing or similar agreement entered into between PMI and PFL pursuant to which PFL appoints PMI as servicer to provide administrative services to PFL in relation to the New Public Offering (a “Servicing Agreement”)).  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile, PDF) is considered an original. This Agreement may be changed only by a written document signed by authorized representatives of PMI, PFL and Customer in accordance with this Section 11.10.

Exhibit 10.3

12.   Commencement of New Public Offering.  On commencement of the New Public Offering (and written notification of such given by PMI to Customer (such commencement date being the “Changeover Date”)), this Agreement shall automatically be amended as follows:

12.1     Assignment of Rights.  Except as set forth in Section 12.2(a) and (b), all rights duties, obligations, covenants, and representations and warranties of PMI hereunder shall be assigned by PMI to, and shall be fully assumed by, PFL.  Upon such assumption, PMI shall be fully released and discharged from any and all such duties, obligations, covenants, representations and warranties to the extent relating to any period, or any acts or omissions, occurring subsequent to such assumption.

12.2     References to PMI.  Except as set forth in subsections (a) and (b) below, all references to PMI in the Agreement shall be deemed to be references to PFL.

(a)  All references to “PMI” in the introductory paragraph, Sections 1.2, 1.3(c), 4.1(a), 4.1(c)(iii), 4.2(a),  9.3, 10.3(b), 11.8, 11.10, 12, 13, 14, 15, the signature page and Schedule A shall not be deemed to be replaced with “PFL” but shall continue to be references to PMI.

(b)  PMI shall remain obligated to perform, and shall remain entitled to exercise, from and after the Changeover Date all obligations and rights that apply to it in its capacity as a “Party” or a “Prosper Party” as stated in this Agreement.

13.     Performance by PMI; Separate Entities.

13.1     Customer acknowledges and agrees that after the Changeover Date (i) PMI will continue to perform its obligations under the Sections listed in Sections 12.2(a) and (b) as Party to this Agreement for and on behalf of itself, and (ii) PMI may perform, on behalf of PFL, any obligations of PFL to Customer under this Agreement (other than payment obligations), but solely in its various capacities as corporate administrator, loan servicer, platform administrator or similar capacity under any administration, corporate administration,  loan servicing, platform administration or similar agreement entered into between PMI and PFL pursuant to which PFL appoints PMI as corporate administrator, loan servicer, platform administrator or in a similar capacity to provide corporate administration, loan servicing, platform administration or similar services to PFL in relation to the New Public Offering.

13.2     Notwithstanding Section 13.1, Customer acknowledges and agrees that PFL and PMI are separate legal entities and that neither Prosper Party has guaranteed the performance by the other Prosper Party of its obligations hereunder.  Accordingly, Customer agrees that (i) PFL shall have no liability for the performance by PMI of its obligations, and (ii) PMI shall have no liability for the performance by PFL of its obligations.

14.     Limited Recourse.  The obligations of PFL under this Agreement are solely the obligations of PFL.  No recourse shall be had for the payment of any amount owning by PFL under this Agreement, or any other obligation of or claim against PFL arising out of or based upon this Agreement, against any organizer, member, director, officer, manager or employee of PFL or any of its Affiliates; provided, however, that the foregoing shall not relieve any such person of any liability it might otherwise have as a result of fraudulent actions or omissions taken by it.  Each of Customer and PMI agrees that PFL shall be liable for any claims that it may have against PFL only to the extent that PFL has funds available to pay such claims that are not, under the indenture governing PFL’s borrower payment dependent notes, allocated to the payment of such notes.  “Affiliate” shall mean, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party.  For purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.  “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

15.     No Petition.  Each of Customer and PMI hereby covenants and agrees that it will not institute against, or join or assist any other Person in instituting against, PFL any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of any jurisdiction for one year and a day after all of the borrower payment dependent notes of PFL have been paid in full.

Exhibit 10.3

AUTHORIZED REPRESENTATIVES OF CUSTOMER, PMI, AND PFL HAVE READ THE FOREGOING AND ALL DOCUMENTS INCORPORATED THEREIN AND AGREE AND ACCEPT SUCH TERMS EFFECTIVE AS OF THE DATE FIRST ABOVE WRITTEN.

Prosper Marketplace, Inc.

By:	/s/ Sachin Adarkar

Name:	Sachin Adarkar

Title:	Secretary

Prosper Funding LLC

By:	/s/ Sachin Adarkar

Name:	Sachin Adarkar

Title:	Secretary

FOLIOfn Investments, Inc.

By:	/s/ Michael J. Hogan

Name:	Michael J. Hogan

Title:	Chief Executive Officer and President

Exhibit 10.3

SCHEDULE A

Service

Before the Changeover Date, the operation and hosting of the current release and version of PMI’s computer software program as configured for use by Customer, to operate an alternative trading system for the trading of certain notes issued by PMI and held by members of the PMI Internet-based peer-to-peer lending platform who also are customers of Customer, including all related updates, revisions, error corrections and enhancements thereof which are provided by PMI to Customer.  After the Changeover Date, the operation and hosting of the current release and version of PFL’s computer software program as configured for use by Customer, to operate an alternative trading system for the trading of certain notes issued or owned by PFL and held by members of the PFL Internet-based peer-to-peer lending platform who also are customers of Customer, including all related updates, revisions, error corrections and enhancements thereof which are provided by PFL to Customer.